Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, including Post-Effective Amendment No. 1 to Registration Statement No. 333-133248 on Form S-8, of our report dated March 25, 2008, relating to the financial statements and financial statement schedule of Sears Holdings Corporation, and the effectiveness of Sears Holdings Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation for the year ended February 2, 2008.

/s/ Deloitte & Touche LLP
Chicago, Illinois
December 2, 2008